Exhibit 5.1

[Letterhead of Fried, Frank, Harris, Shriver & Jacobson LLP]

May 26, 2017

GMS Inc.

100 Crescent Centre Parkway, Suite 800

Tucker, Georgia 30084

Re:                             Registration Statement on Form S-1, File No. 333-217758

Ladies and Gentlemen:

We have acted as counsel to GMS Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (Registration No. 333-217758) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as subsequently amended (the “Registration Statement”), relating to the registration of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, including Shares which may be offered and sold upon the exercise of the option granted to the underwriters. The Shares are proposed to be sold by certain selling stockholders (the “Selling Stockholders”) pursuant to an underwriting agreement to be entered into among the Company, the Selling Stockholders and Barclays Capital Inc., RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein.  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies.  As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and the Selling Stockholders.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no responsibility to update or supplement this letter after the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP